Registration No. 333-49315


Prospectus  Supplement dated January 21, 1999
to the Proxy Statement/Prospectus dated July 16, 1998


                                    PetroFina


                  The purpose of this Prospectus Supplement is to update information contained in the accompanying Proxy Statement/Prospectus dated July 16, 1998 and the Supplement to the Proxy Statement/Prospectus dated September 2, 1998. This Prospectus Supplement should be read together with these other documents.

                  This Prospectus Supplement attaches copies of three Forms 6-K filed by PetroFina with the Securities and Exchange Commission which include press releases issued by PetroFina announcing certain significant developments relating to PetroFina:

      o        the distribution of a special dividend to PetroFina shareholders
      o        TOTAL's plan to acquire PetroFina
      o        financial results for the quarter ending September 30, 1998

                  TOTAL announced on January 14, 1999 that its shareholders approved the proposed exchange of approximately 41% of the outstanding shares of PetroFina, which are owned by certain PetroFina shareholders, for new shares of TOTAL and related matters, and that the transaction remains subject to approval from European and U.S. regulatory authorities.

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 6-K

                        Report of Foreign Private Issuer
                      Pursuant to Rule 13a-16 or 15d-16 of
                       the Securities Exchange Act of 1934


                           for the month of January, 1999


                                    PETROFINA
                 (Translation of registrant's name into English)


                              52 Rue de l'Industrie
                                 B-1040 Brussels
                                     Belgium
                    (Address of principal executive offices)


Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40F.


                              Form 20-F X Form 40-F


                  Indicate by check mark whether the registrant by furnishing the information contained in this Form is also furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities and Exchange Act of 1934.


                                    Yes      No X


                  If "yes" is marked, indicate below the file number assigned to the registrant in connection with Rule 12g3-2(b); 82-

--------------------------------------------------------------------------------
                                             (for publication on 8 January 1999)

                                 PETROFINA S.A.
                    52 Rue de l'Industrie - B-1040 Bruxelles
                         T.V.A. (BE) 403.079,441 - R.C.
                          Bruxelles n (degree) 227.957
                           --------------------------

                                 DIVIDEND NOTICE


On January 4, 1999, the Shareholders approved a gross dividend payment of 460 BEF (345 BEF net after deduction of withholding tax on presentation of one ordinary share or 391 BEF net after deduction of withholding tax on presentation of one share together with one STRIP-VVPR) for the 23.459.774 shares outstanding at December 31, 1998, coupons numbered 15 to 30 still attached.

The dividend will be payable as from January 13, 1999 against coupon nr 15 at :
BBL - GB - CGER-Banque - KBC - Banque Artesia - Banque Nationale de Paris - Credit du Nord - Banque Int. a Luxembourg - Banque Gen. du Luxembourg - Commerzbank - Deutsche Bank - Dresdner Bank - ABN-Amro Bank - Credit Suisse - Societe de Banque Suisse - Union de Banques Suisses - Credito Italiano - Barclays Bank (Throgmorton St., London) - Citibank N.A. (ADR Department) USA.

                     ---------------------------------------

PETROFINA
--------------------------------------------------------------------------------
                                                                 4 January 1999


PRESS RELEASE


                             DIVIDEND ANNOUNCEMENT

Based on the statement of assets and liabilities as at 30 November 1998 and the report of the Statutory Auditors on such statement, the Extraordinary General Meeting of PetroFina's shareholders on 4 January 1999, approved the distribution of a gross dividend of BEF 460 (BEF 345 net of withholding tax per share or BEF 391 net of withholding tax in the event of simultaneous presentation of a STRIP-VVPR) for the 23,459,774 shares with coupons no.15 and subsequent attached, issued at 31 December 1998. This dividend will be paid upon surrender of coupon no. 15 with effect from 13 January 1999.

                                      ***


This press release is available in French
This press release is available in Flemish

                                   SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                   PETROFINA



Date:   January 20, 1999                 By:         /s/   Francois Vincke
        ----------------                           ---------------------------
                                                    Name:  Francois Vincke
                                                    Title: Secretary General

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 6-K

                        Report of Foreign Private Issuer
                      Pursuant to Rule 13a-16 or 15d-16 of
                       the Securities Exchange Act of 1934


                         for the month of December, 1998


                                    PETROFINA
                 (Translation of registrant's name into English)


                              52 Rue de l'Industrie
                                 B-1040 Brussels
                                     Belgium
                    (Address of principal executive offices)


Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40F.


                              Form 20-F X Form 40-F


                  Indicate by check mark whether the registrant by furnishing the information contained in this Form is also furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities and Exchange Act of 1934.


                                    Yes      No X


                  If "yes" is marked, indicate below the file number assigned to the registrant in connection with Rule 12g3-2(b); 82-

PETROFINA

Secretariat General

                                December 21, 1998





To the Shareholders,

  We wish to inform you that the EXTRAORDINARY GENERAL MEETING of shareholders of the company will be held in Brussels, 52, rue de l'Industrie, on January 4, 1999 at 3 p.m. (Brussels time) with the following agenda:

  Payment of a dividend. Board's proposal to distribute a gross dividend of 460 BEF per share.

  The meeting room will be accessible from 2:15 p.m. onwards.

  We would remind you that the registered shareholders who wish to attend the general meeting and vote must inform the Board of Directors of their intention to attend the meeting, at the latest on December 30, 1998.

  Yours faithfully,



                                                        The Board of Directors






Attachment:  Proxy

PETROFINA S.A.
Secretariat General
Rue de l'Industrie 52
1040 Bruxelles



                                      PROXY

I, the undersigned:

Name:

Address:

Town:

Country:

being the beneficial owner of

a)___________________________ registered share(s) and/or

b)___________________________ bearer share(s) in the societe anonyme PetroFina,

hereby appoint as my proxy with full power of substitution to represent me at the EXTRAORDINARY GENERAL MEETING to be held at 52, rue de l'Industrie, Brussels, on 4 January 1999 at 3 p.m. (Brussels time), and at any adjournment of such meeting:

M___________________________________________________, shareholder of PetroFina,

with full powers to vote on my behalf, to take part in all deliberations, to approve and to sign all documents, to modify the agenda, to determine the address for notifications and generally to do all that (in the opinion of the proxy) is necessary, and I hereby ratify and confirm all that said proxy shall lawfully do by virtue thereof, such powers to be exercised in respect of the following agenda:

Payment of a dividend. Board's proposal to distribute a gross dividend of 460 BEF per share.

      (date)                                               (Signature)

                                                            December 8, 1998


                                  PRESS RELEASE


The Board of Directors of PetroFina, meeting on 8 december 1998, analyzed the proposed merger between the company and TOTAL which was announced on 1 December. Having considered the strategic and operational elements of the transaction, the Board unanimously approved it in principle. Pursuant to the law, the Board will issue a formal statement on the Share Exchange Offer, when it will have received the proposed prospectus following the General Meeting of TOTAL, and when the pre-conditions in respect of competition policy will have been met.

The Board of PetroFina has appointed JP Morgan and Paribas as financial advisers to assist it in delivering a fairness opinion on the proposed offer.

The Board has called an Extraordinary General Meeting for 4 January 1999 to consider as the only point on the agenda a Board proposal to distribute a gross dividend of BEF 460 share, payable as from January 13, 1999.

                                      * * *

This communique is also available in French.
This communique is also available in Flemish.

FINA

                                  Press Release


                                                          December 1, 1998


TOTAL's Board of Directors and the Boards of ELECTRAFINA, COMPAGNIE NATIONALE A PORTEFEUELLE (FIBELPAR), TRACTEBEL and ELECTRABEL, shareholders of PETROFINA, approved on Monday, November 30, the conditions of an operation to bring TOTAL and PETROFINA together in the view to create TOTAL FINA, an oil company that will rank as the 6th largest in the world and the 3rd largest in Europe.

To this end, these four shareholders of PETROFINA as well as FORTIS (AG 1824) sign with TOTAL an agreement to contribute to TOTAL the 9,614,190 shares of PETROFINA that they hold, or approximately 41 percent of the capital.

The contributed shares will be remunerated by new shares of TOTAL, effective January 1, 1998, at a ratio of 9 TOTAL shares for 2 PETROFINA shares. On the basis of the TOTAL Paris closing share price at the date of November 27, 1998, this exchange ratio values the PETROFINA share (excluding dividend) at BEF19,482 *. The contributed PETROFINA shares will be effective January 1, 1998 to the benefit of TOTAL, excluding a gross dividend of 460 BEF per share to be paid to all PETROFINA shareholders beginning year 1999 and prior to the operation.

On November 30, TOTAL's Board of Directors called a Combined General Meeting of Shareholders for January 14, 1999, in order to approve the contribution agreement, subject to the approval of the European and American trade authorities. After completing the contribution, TOTAL will file with the Belgian banking and financial Committee a notice and a document for a Public Exchange Offer allowing all PETROFINA shareholders to exchange their PETROFINA shares for TOTAL shares, using the same exchange ratio.

The Group TOTAL FINA resulting from the Public Exchange Offer will be listed on the stock exchanges of Paris, Brussels, London and New York after consultation with appropriate parties.

The Board of  Directors  of TOTAL FINA  would be  expanded  to include  four new

Directors in order to reflect the composition of the new shareholder base.

Next to Thierry Desmarest, Chairman of the Board, Albert Frere and Jean Syrota (currently member of the Board) will be named Vice-Chairmen to the board.

Francois Cornelis, CEO of PETROFINA, will become Vice-Chairman of TOTAL FINA's Executive Committee, over which Thierry Desmarest will preside.

BEF 19,482 = (FRF 704 x 4.5)/0.162608

Based on the latest published data, the new Group would have the following characteristics:

           Key Figures                             TOTAL FINA
Oil and Gas Production (1H98)                        1.10 Million boe/d
Oil and Gas Reserves (31/12/97)                      5.71 Billion boe
Refining Capacity (31/12/97)                         1.61 Million b/d
Refined Product Sales (1H98)                         2.18 Million b/d
Petrochemical Sales (1997)                           2.96 Billion Dollars
Specialty Chemical Sales (1997)                      5.76 Billion Dollars
Employees-- consolidated subsidiaries only           69,100
(1997)
                      Pro forma 1997
Sales                                                52.96 Billion Dollars
Operating Income                                     3.54 Billion Dollars
Net Income                                           1.92 Billion Dollars
Cash Flow                                            4.46 Billion Dollars

Market Capitalization at 27/11/98                    TOTAL 29.5 Billion Dollars

                                                     FINA 9.3 Billion Dollars

Based on 1 Dollar to 5.84 FRF and 35.915 BEF

The new Group will rank 6th in the world and 3rd in Europe among oil companies.

In Exploration-Production, TOTAL FINA will have a portfolio of high-quality assets, providing a good balance between OECD countries and emerging countries. The combination of TOTAL and PETROFINA will allow the new entity to capture substantial productivity gains, particularly in the North Sea, and to expand its positions in the deep offshore (United States, Angola).

In Refining-Marketing, TOTAL FINA will hold solid positions in the Benelux, France, United Kingdom, Germany, Spain and Italy. Joint management of the refineries and the marketing networks will yield substantial productivity gains.

In northwest Europe, combining TOTAL's refineries with the refining and petrochemical operations at Antwerp and Feluy will allow the combined entity to more efficiently meet the constraints imposed by the new European fuel product specifications. The headquarters for Refining-Marketing and for Petrochemical will be located in Brussels.

The creation of the new entity should lead to an increase in operating income of approximately 2 billions French francs on a recurring basis within three years. The transaction would be non-dilutive from 2000 (the first full year of the new Group) forward and should contribute to an increase in earnings per share close to 10 percent within three years.

                               CALENDAR OF EVENTS

    November 30,1998          Board of Directors  meetings for TOTAL, and for
                              ELECTRAFINA, CNP, TRACTEBEL, ELECTRABEL. These four shareholders of PETROFINA together with FORTIS hold approximately 41% of PETROFINA

    Submission of the transaction to regulatory and other parties.

                                       TOTAL Combined General Meeting, approval
    January 14,1999*                   of the contribution

    Effective launch date for the Public Exchange Offer

    Completion of the Transaction                 Second Quarter 1999


    * January 21 in case of a second call


                      KEY FIGURES TOTAL AND PETROFINA (BEF)

         Key Figures                          TOTAL                     FINA

Oil and Gas Production (mboe/d)                   840                       256
IH98
Oil and Gas Reserves (Mboe)                     4,833                       872
31/12/97
Refining Capacity (mb/d)                          867                       745
31/12/97
Refined Product Sales (mb/d)                  1,403 *                       780
IH98
Petrochemical Sales (MBEF)                     12,915                    93,247
1997
Specialty Chemical Sales                      175,497                    31,452
(MBEF) 1997
Employees-- consolidated                       54,400                    14,700
subsidiaries only (1997)

       1997 Results (MBEF)

Sales                                       1,175,135                   727,031
Operating Income                               80,390                    46,833
Net Income                                     46,806                    22,060
Cash Flow                                     103,003                    57,142
Stock price as at 27/11/98 (BEF)                                         14,250

Outstanding shares                                                   23,459,772

Fully diluted number of shares                                       23,971,027

Market Capitalization (BBEF                     1,058                       334
at 27/11/98)


1F=6,1498 BEF

                      KEY FIGURES TOTAL AND PETROFINA (FRF)

       Key Figures                                         TOTAL         FINA

Oil and Gas Production (mboe/d)  1H98                         840         256
Oil and Gas Reserves (Mboe)  31/12/97                       4,833         872
Refining Capacity (mb/d) 31/12/97                             867         745
Refined Product Sales (mb/d) 1H98                          1,403*         780
Petrochemical Sales (MF) 1997                               2,100      15,163
Speciality Chemical Sales (MF) 1997                        28,537       5,114
Employees-- consolidated subsidiaries only (1997)          54,400      14,700

                          1997 Results (MF)
Sales                                                     191,085     118,220
Operating Income                                           13,072       7,615
Net Income                                                  7,611       3,587
Cash Flow                                                  16,749       9,292
Stock price as at 27/11/98 (F)                                704

Outstanding shares                                    244,666,107

Fully diluted number of shares                        247,366,408

         Market Capitalization (BF at 27/11/98)               172         54

1 F=6,1498 BEF

*Trading included

Abbreviations
b/d: barrels per day; boe: barrel oil               MBEF: million Belgian francs
equivalent
boe/d: barrel oil equivalent per day;               BBEF: billion Belgian francs
mboe: thousand barrel oil equivalent                MF: million French francs
Mbep: million barrel oil equivalent                 BF: billion French francs


This communique is also available in French.
This communique is also available in Flemish.

                                   SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                PETROFINA



Date:   December 24, 1998                      By:   /s/   Francois Vincke
        -----------------                          ---------------------------
                                                    Name:  Francois Vincke
                                                    Title: Secretary General

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 6-K

                        Report of Foreign Private Issuer
                      Pursuant to Rule 13a-16 or 15d-16 of
                       the Securities Exchange Act of 1934


                           for the month of October, 1998


                                    PETROFINA
                 (Translation of registrant's name into English)


                              52 Rue de l'Industrie
                                 B-1040 Brussels
                                     Belgium
                    (Address of principal executive offices)


Indicate by check mark whether the registrant files or will file annual reports under cover Form 20-F or Form 40F.


                              Form 20-F X Form 40-F


                  Indicate by check mark whether the registrant by furnishing the information contained in this Form is also furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities and Exchange Act of 1934.


                                    Yes      No X


                  If "yes" is marked, indicate below the file number assigned to the registrant in connection with Rule 12g3-2(b); 82-

PETROFINA
--------------------------------------------------------------------------------

PetroFina S.A.                                                 October 30, 1998
Public Relations and Communication
----------------------------------

                          PetroFina's quarterly results

          PetroFina's share in Group unaudited operational profit at the end of September 1998 was BEF 16.1 billion, compared to BEF 18.1 billion in 1997. The unaudited profit was BEF 14.9 billion compared to BEF 17.9 billion in 1997 and the cash flow was BEF 43.3 billion compared to BEF
          44.4 billion in 1997.

          During this period, the Group's European refineries improved their throughput by 5% and the Fina network increased its sales by 6.2%. In unfavourable economic conditions, sales of polymers grew by an average of 1.4% in Europe and in the United States. In paints, the profits of the Sigma group grew by 22%. These positive developments, however, could not offset the effects of the collapse in crude oil prices, reduction in the gas price, lower refining margins in the United States and the decline in monomer margins in Europe.

          PetroFina's share in the unaudited profit for the third quarter of 1998 amounted to BEF 5.2 billion, compared to BEF 7 billion for the third quarter of 1997. Cash flow for the quarter was BEF 12.3 billion, compared to BEF 16.3 billion for the third quarter of 1997, which was particularly good.

          Operating performance for the third quarter was affected by the start-up problems with the Ekofisk II project, by planned shutdowns in the Groups chemical plants to enable investment works to be carried out and by some technical problems which led to a reduction in volumes produced and processed.

          During these three months, all the fundamental parameters of the oil industry were down compared to the corresponding period of 1997: crude oil prices fell by 33%, American gas prices fell by 17%, refining margins shrank by 13% in Europe and 36% in the United States and the dollar fell by 3% against BEF. In chemicals, monomer prices declined to levels close or equal to historic lows.

          The quarterly profits of the Group's various areas of operation carry the effects of these changes.

          UPSTREAM

          In the third quarter of 1998, the Group's oil production was 11.3 million barrels and its gas production was 40.4 billion cubic feet, compared to production of 14.3 million barrels and 50.8 billion cubic feet in the third quarter of 1997. This reduction was mainly due to the temporary shutdown of Ekofisk production to allow the new installations to be connected according to the Ekofisk II plan and due to technical problems which arose during start-up. The production should regain its normal level at the beginning of next year.

          In Angola, in deep offshore waters, the Group participated in the fourth discovery of oil in block 17, which confirms the extraordinary potential of this licence, where Fina holds 5%.

          In Italy, the Group has held a 25% participation in all the concessions covering the Tempa Rossa field since July, when Lasmo sold its interest in the field to its four partners who now each hold 25%.

          In Alaska, the Badami field, where PetroFina holds 30%, came on stream at the end of August, more than one month ahead of schedule. Production should reach 30,000 barrels per day.

          In the British sector of the North Sea, the Delilah gas field, where the Group holds 18.75%, became operational following its connection to the Hewett field infrastructure.

          DOWNSTREAM

          In the third quarter of 1998, Group refining throughput (excluding the Angola refinery) grew by 1.4% compared to the third quarter of 1997, reaching 681,000 barrels per day.

          Sales by the Fina network in Europe increased by 6% in a stagnant market.

          CHEMICALS

          The decline in chemical profits is due to lower monomer margins and programmed shutdowns to allow expansion work to take place.

          The Group concluded two agreements with the Solvay group covering industrial and technical cooperation in the area of high density polyethylene (HDPE): under the industrial agreement, the two groups will share the production facilities to be built in Belgium, one by Solvay and the other by PetroFina, in 2002 and 2005 respectively. The technical agreement provides PetroFina with access to a worldwide licence to produce HDPE using chrome catalysts, and the combining by both companies of research and development into metallocene and other catalysts to be used in HDPE.

          The Group has entered into an agreement with Mitsui Chemicals covering research and development in the area of polypropylenes produced using metallocene catalysts. This agreement, which extends and expands a long-standing collaboration, will accelerate the development and marketing of products with high added-value.


          PAINTS

          Profits of the Sigma group for the quarter grew by 10% compared to the same period in 1997. This continued recovery is due to Sigma's improved performance in the industrial paint sector in Europe and in the decorative paint sector in Belgium and France.

FINANCIAL HIGHLIGHTS THIRD QUARTER (*)
(IN MILLIONS BEF)


A. Recurrent Income per segment
                                                      North America         Europe and rest of       Consolidated
                                                                               the world
                                                   1997         1998        1997      1998            1997            1998

Upstream                                             413          31        6.489     2.952           6.902           2.983
Downstream                                         1.424        -170        3.359     3.373           4.783           3.203
Chemicals                                          1.192         938        1.865     1.125           3.057           2.063
Paints                                                                        502       554             502             554
Other activities                                    -239        -248         -287      -338            -526            -586
                                                   -----        ----          ---      ----            ----            ----

Operating income                                   2.790         551       11.928     7.666          14.718           8.217
Net financial charges                                                                                -1.204            -902
Taxes                                                                                                -6.208          -2.122
                                                                                                     ------          ------
Recurrent consolidated net income                                                                     7.306           5.193

PetroFina net income (recurrent)                                                                      7.020           5.177

Non recurrent charges and revenues                                                                     -114              55

Consolidated results                                                                                  7.192           5.248

PetroFina consolidated results                                                                        6.957           5.232

Minority interest                                                                                       235              16

B. non recurrent elements

Capital gains on assets sold

Upstream                                                         261                                                    261
Downstream                                                        10                                                     10

Non cash LIFO inventory write down

Downstream
Chemicals

Other non recurrent charges                                                  -114      -121            -114            -121

Taxes on non recurrent items                                     -95                                                    -95
                                                                 ---                                                    ---
Total non recurrent elements                                     176         -114      -121            -114              55

C. Cash flow                                                                                          16.286          12.257

D. Data per share (BEF per share)

Net earnings                                                                                            297             223
Cash flow                                                                                               695             522

Average number of shares outstanding                                                             23.420.432      23.459.772

E. Operating revenues
Upstream                                                                                             19.718          17.130
Downstream                                                                                          147.342         131.045
Chemicals                                                                                            23.853          18.434
Paints                                                                                                8.428           7.719
Other activities                                                                                         48             112
Inter-segment sales                                                                                 -14.667          -8.309
                                                                                                    -------          ------
Consolidated operating revenues                                                                     184.722         166.131

F. Operating data

Dollar average rate (BEF/USD)                                                                         37,31           36,36

Capital expenditure (Billion BEF)                                                                     10,66           14,95
Brent price (USD/barrel)                                                                              18,49           12,45
US gas price (USD per thousand                                                                         2,40            1,99
cubic feet)
Crude oil production (million barrels)                                                                14,30           11,30
Natural gas production (Billion cubic                                                                 50,80           40,40
feet)
Crude processed in refineries                                                                         8.382           8.499
(Thousand tons)
Crude oil refinery margin (USD/barrel)                                                                 2,50            2,18
Sales of petroleum products                                                                           9.516           9.879
(Thousand tons)
Polymer production (tons)                                                                           544.394         531.226

(*) Data related to 97 are restated in US GAAP


FINANCIAL HIGHLIGHTS AS AT 30TH SEPTEMBER (*)
(IN MILLIONS BEF)


A. Recurrent Income per segment
                                                  North America           Europe and rest of              Consolidated
                                                                              world
                                                1997           1998         1997           1998           1997          1998

Upstream                                        1.537            617       18.277          11.846         19.814        12.463
Downstream                                      2.535          1.108        7.648           7.689         10.183         8.797
Chemicals                                       3.822          3.712        5.022           4.726          8.844         8.438
Paints                                                                      1.319           1.607          1.319         1.607
Other activities                                 -634           -742         -717            -562         -1.351        -1.304
                                                 ----           ----         ----            ----         ------        ------
Operating income                                7.260          4.695       31.549          25.306         38.809        30.001
Net financial charges                                                                                     -3.588        -2.912
Taxes                                                                                                    -16.498       -10.607
                                                                                                          -------       -------

Recurrent consolidated net income                                                                         18.723        16.482

PetroFina net income (recurrent)                                                                          18.063        16.134

Non recurrent charges and revenues                                                                          -181        -1.296

Consolidated results                                                                                      18.542        15.186

PetroFina consolidated results                                                                            17.904        14.938
Minority interest                                                                                            635           248

B. non recurrent elements

Capital gains on assets sold

Upstream                                          284          1.358                         604             284         1.962
Downstream                                                        79                         965                         1.044

Non cash LIFO inventory write down

Downstream                                                      -531                      -2.013                        -2.544
Chemicals                                                     -1.738                                                    -1.738

Other non recurrent charges                                                  -365           -372            -365          -372

Taxes on non recurrent items                     -100            291                          61            -100           352
                                                 ----            ---                          --            ----           ---
Total non recurrent elements                      184           -541         -365           -755            -181        -1.296

C. Cash flow                                                                                               44.416        43.296

D. Data per share (BEF per share)

Net earnings                                                                                                 768           637


Cash flow                                                                                                  1.904         1.847

Average number of share                                                                               23.327.338    23.443.545
outstanding

E. Operating revenues

Upstream                                                                                                  55.833        63.984
Downstream                                                                                               416.676       402.383
Chemicals                                                                                                 68.619        58.971
Paints                                                                                                    23.385        23.964
Other activities                                                                                             103           386
Inter-segment sales                                                                                      -39.531       -30.681
                                                                                                         -------       -------

Consolidated operating revenues                                                                          525.085       519.007

F. Operating data
Dollar average rate (BEF/USD)                                                                              35,63         36,96
Financial debt (Billion BEF)                                                                               90,96         92,82
Capital expenditure (Billion BEF)                                                                          27,16         33,65
Brent price (USD/barrel)                                                                                    18,3         13,24
US gas price (USD per thousand cubic feet)                                                                  2,63          2,10
Crude oil production (million barrels)                                                                     38,91         38,00
Natural gas production (Billion cubic feet)                                                               151,31        142,56
Crude processed in refineries (Thousand tons)                                                              24877         25357
Crude oil refinery margin (USD/                                                                             2,43          2,54
barrel)
Sales of petroleum products                                                                               28.014        29.302
(Thousand tons)
Polymer production (tons)                                                                              1.616.642     1.639.641


(*) Data related to 97 are restated in US GAAP


FINANCIAL HIGHLIGHTS THIRD QUARTER(*)
(IN MILLIONS USD)


A. Recurrent Income per segment
                                                      North America         Europe and rest of     Consolidated
                                                                                  the world

                                                  1997        1998          1997       1998           1997             1998
Upstream                                          11,1         0,9          173,9      81,2           185,0            82,1
Downstream                                        38,2        -4,7           90,0      92,8           128,2            88,1
Chemicals                                         31,9        25,8           50,0      30,9            81,9            56,7
Paints                                                                       13,5      15,2            13,5            15,2
Other activities                                 -6,4         -6,8           -7,7      -9,3           -14,1           -16,1
                                                 -----        ----           ----      ----           -----           -----

Operating income                                  74,8        15,2          319,7     210,8           394,5           226,0
Net financial charges                                                                                 -32,3           -24,8
Taxes                                                                                                -166,4           -58,4
-----                                                                                                ------           -----
Recurrent consolidated net income                                                                     195,8           142,8

PetroFina net income (recurrent)                                                                      188,2           142,4

Non recurrent charges and revenues                                                                     -3,1             1,5

Consolidated results                                                                                  192,8           144,3

PetroFina consolidated results                                                                        186,5           143,9
Minority interest                                                                                       6,3             0,4

B. non recurrent elements

Capital gains on assets sold

Upstream                                                       7,2                                                      7,2
Downstream                                                     0,3                                                      0,3

Non cash LIFO inventory write down

Downstream
Chemicals

Other non recurrent charges                                                  -3,1      -3,3            -3,1            -3,3

Taxes on non recurrent items                                  -2,6                                                     -2,6
                                                              ----                                                     ----
Total non recurrent elements                                   4,8           -3,1      -3,3            -3,1             1,5

C. Cash flow                                                                                           436,5           337,1

D. Data per share (USD per share)

Net earnings                                                                                            8,0             6,1


Cash flow                                                                                              18,6            14,4

Average number of shares outstanding                                                             23.420.432      23.459.772

E. Operating revenues

Upstream                                                                                              528,5           471,1
Downstream                                                                                          3.949,1         3.604,1
Chemicals                                                                                             639,3           507,0
Paints                                                                                                225,9           212,3
Other activities                                                                                        1,3             3,1
Inter-segment sales                                                                                  -393,1          -228,5
                                                                                                     ------          ------
Consolidated operating revenues                                                                     4.951,0         4.569,1

F. Operating data

Dollar average rate (BEF/USD)                                                                         37,31           36,36

Capital expenditure (Billion USD)                                                                      0,29            0,41
Brent price (USD/barrel)                                                                              18,49           12,45
US gas price (USD per thousand                                                                         2,40            1,99
cubic feet)
Crude oil production (million barrels)                                                                14,30           11,30
Natural gas production (Billion cubic                                                                 50,80           40,40
feet)
Crude processed in refineries                                                                         8.382           8.499
(Thousand tons)
Crude oil refinery margin (USD/                                                                        2,50            2,18
barrel)
Sales of petroleum products                                                                           9.516           9.879
(Thousand tons)
Polymer production (tons)                                                                           544.394         531.226

(*) Data related to 97 are restated in US GAAP


FINANCIAL HIGHLIGHTS AS AT 30TH SEPTEMBER
(IN MILLIONS USD)


A. Recurrent Income per segment
                                                     North America       Europe and rest of              Consolidated
                                                                             the world
                                                   1997        1998          1997         1998          1997           1998

Upstream                                           43,1        16,7         513,0        320,5          556,1          337,2
Downstream                                         71,1        30,0         214,7        208,0          285,8          238,0
Chemicals                                         107,3       100,4         140,9        127,9          248,2          228,3
Paints                                                                       37,0         43,5           37,0           43,5
Other activities                                  -17,8       -20,1         -20,1        -15,2          -37,9          -35,3
                                                  -----       -----         -----        -----          -----          -----

Operating income                                  203,8       127,0         885,5        684,7        1.089,2          811,7
Net financial charges                                                                                  -100,7          -78,8
Taxes                                                                                                  -463,0         -287,0
                                                                                                       ------         ------
Recurrent consolidated net income                                                                       525,5          445,9

PetroFina net income (recurrent)                                                                        507,0          436,5

Non recurrent charges and revenues                                                                       -5,1          -35,1

Consolidated results                                                                                    520,4          410,9

PetroFina consolidated results                                                                          502,6          404,2
Minority interest                                                                                        17,8            6,7

B. non recurrent elements

Capital gains on assets sold

Upstream                                            8,0        36,7                       16,3            8,0           53,1
Downstream                                                      2,1                       26,1                          28,2

Non cash LIFO inventory write down

Downstream                                                    -14,4                      -54,5                         -68,8
Chemicals                                                     -47,0                                                    -47,0

Other non recurrent charges                                                 -10,2        -10,1          -10,2          -10,1

Taxes on non recurrent items                       -2,8         7,9                        1,7           -2,8            9,5
                                                   ----         ---                        ---           ----            ---
Total non recurrent elements                        5,2       -14,6         -10,2        -20,4           -5,1          -35,1

C. Cash flow                                                                                           1.246,6        1.171,4

D. Data per share (USD per share)


Net earnings                                                                                             21,5           17,2
Cash flow                                                                                                53,4           50,0

Average number of share outstanding                                                                23.327.338     23.443.545

E. Operating revenues

Upstream                                                                                              1.567,0        1.731,2
Downstream                                                                                           11.694,5       10.887,0
Chemicals                                                                                             1.925,9        1.595,5
Paints                                                                                                  656,3          648,4
Other activities                                                                                          2,9           10,4
Inter-segment sales                                                                                  -1.109,5         -830,1
                                                                                                     --------         ------

Consolidated operating revenues                                                                      14.737,2       14.042,4

F. Operating data

Dollar average rate (BEF/USD)                                                                           35,63          36,96
Financial debt (Billion USD)                                                                             2,50           2,69
Capital expenditure (Billion USD)                                                                        0,76           0.91
Brent price (USD/barrel)                                                                                18,30          13,24
US gas price (USD per thousand                                                                           2,63           2,10
cubic feet)
Crude oil production (million barrels)                                                                  40,40          40,20
Natural gas production (Billion cubic                                                                  157,00         146,90
feet)
Crude processed in refineries                                                                          24.877         25.357
(Thousand tons)
Crude oil refinery margin (USD/                                                                          2,43           2,54
barrel)
Sales of petroleum products                                                                            28.014         29.302
(Thousand tons)
Polymer production (tons)                                                                           1.616.642      1.639.641


(*)  Data related to 97 are restated in US GAAP

                                                      *  *  *

This press release is also available in French
This press release is also available in Flemish

                                   SIGNATURES


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                   PETROFINA



Date:   January 21, 1999                    By:   /s/   Francois Vincke
        -----------------                          ---------------------------
                                                    Name:  Francois Vincke
                                                    Title: Secretary General